Exhibit 99.2

LendingTree Enters into a $250 Million Amended and Restated Credit Facility
CHARLOTTE, N.C. (November 28, 2017) - LendingTree (NASDAQ: TREE), a leading online loan marketplace, announced today it has entered into an amended and restated $250 million five-year senior secured revolving credit facility that will replace LendingTree’s previous $125 million credit agreement. The amended and restated revolving credit facility provides increased borrowing capacity and improved pricing, along with greater strategic and operational flexibility. The facility can be used to finance working capital needs, permitted acquisitions, capital expenditures, and general corporate purposes.
The amended and restated revolving credit facility will be governed by a maximum net leverage covenant of 4.50x, with step downs to 4.00x over time. Additionally, the amended credit facility contains an accordion feature under which the borrowing capacity can be increased by $100 million or a greater amount, subject to certain conditions. As of November 28, 2017, the Company does not have any borrowings outstanding under the amended and restated revolving credit facility. SunTrust Robinson Humphrey, Inc. acted as Sole Arranger and Bookrunner on the revolving credit facility. SunTrust Bank will also serve as the Administrative Agent.
“The increased facility capacity and the extended maturity are a culmination of the financial transformation LendingTree has made over the past few years,” said Doug Lebda, LendingTree’s Chairman and Chief Executive Officer. “This amendment underscores the confidence and support shown by our lenders, provides us with increased financial flexibility and positions us well for future growth.”
About LendingTree, Inc.
LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since its inception, LendingTree has facilitated more than 65 million loan requests. LendingTree provides access to its network of over 500 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans, and more.
LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Certain matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding future growth. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: compliance with financial and non-financial covenants in the amended and restated credit agreement, adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree's existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under "Risk Factors" in our Form

10-Q for the period ended September 30, 2017, our Annual Report on Form 10-K for the period ended December 31, 2016 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations